Exhibit 10.6

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") made this ____ day of April, 2014 by and between M-C CAPITOL ASSOCIATES L.L.C., a limited liability company organized under the laws of the State of Delaware, having an address c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837 ("Seller") and ETRE Property A-1, LLC, a limited liability company organized under the laws of the State of Delaware, having an address at c/o ETRE Financial, LLC, 44 Wall Street, New York, NY 10005 ("Purchaser").

In consideration of the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

"Approved Title Conditions"  has the meaning ascribed to such term in Section 2.2.

"Assignment"  has the meaning ascribed to such term in Section 10.3(d) and shall be in the form attached hereto as Exhibit A.

"Assignment of Leases"  has the meaning ascribed to such term in Section 10.3(c) and shall be in the form attached hereto as Exhibit B.

"Authority" or "Authorities"  means the various federal, state, district and local governmental and quasi-governmental bodies or agencies having jurisdiction over the Real Property and Improvements, or any portion thereof.

"Bill of Sale"  has the meaning ascribed to such term in Section 10.3(b) and shall be in the form attached hereto as Exhibit C.

"Business Day"  means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

"Certificate as to Foreign Status"  has the meaning ascribed to such term in Section 10.3(g) and shall be in the form attached as Exhibit H.

"Certifying Person"  has the meaning ascribed to such term in Section 4.1(a).

"Closing"  means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

"Closing Date"  means the date on which the Closing of the transaction contemplated hereby actually occurs.

"Closing Statement"  has the meaning ascribed to such term in Section 10.4(b).

"Closing Surviving Obligations"  means the rights, liabilities and obligations set forth in Sections 3.2, 4.1, 5.1(e), 5.2, 8.1(a), 8.1(b), 8.1(c) 8.1(d), 8.1(f), 8.1(h), 8.1(i), 8.1(n), 8.2, 8.3, 10.4, 10.5, 10.6, Article XI, the last sentence of Section 13.1, Article XII, Article XIV, Article XVI, Article XVII, and any other provisions which pursuant to their terms survive the Closing hereunder.

"Code"  has the meaning ascribed to such term in Section 4.1.

"Deed"  has the meaning ascribed to such term in Section 10.3(a).

"Delinquent Rental"  has the meaning ascribed to such term in Section 10.4(c).

"Documents"  has the meaning ascribed to such term in Section 5.1(a).

"Due Diligence"  has the meaning ascribed to such term in Section 5.1(a).

"Effective Date"  means the latest date on which this Agreement has been executed and delivered by Seller or Purchaser.

"Encumbrance" means any security interest, lien, charge, claim, pledge, equitable interest,  option, mortgage, right of way, easement, encroachment, servitude, lease,  right of first option, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, or any other encumbrance on title to the Property of any kind.

"Environmental Laws"  means each and every federal, state, district, county and municipal statute, ordinance, rule, regulation, code, order, requirement, directive, binding written interpretation and binding written policy pertaining to Hazardous Substances issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertains to or affects the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as same have been amended, modified or supplemented from time to time prior to the Effective Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (collectively, the “Environmental Statutes”), and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the Environmental Statutes.

“Escrow Agent” means Old Republic National Title Insurance Company, having an office at 331 Madison Avenue, 9th Floor, New York, NY 10017.

"ETRE REIT" means ETRE REIT, LLC, a Delaware series limited liability company.

"Existing Survey"  means Seller's existing survey of the Real Property dated March 2, 1992 and revised through June 28, 1999, prepared by Bernard F. Locraft, Civil Engineers.

"Executive Order"  has the meaning ascribed to such term in Section 8.1(p).

"Governmental Regulations"  means all statutes, ordinances, rules and regulations of the Authorities applicable to Seller or the use or operation of the Real Property or the Improvements or any portion thereof.

"Hazardous Substances"  means (a) asbestos, radon gas and urea formaldehyde foam insulation, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, petroleum products or byproducts, polychlorinated biphenyls, phosphates, lead or other heavy metals and chlorine, (c) any solid or liquid waste (including, without limitation, hazardous waste), hazardous air pollutant, hazardous substance, hazardous chemical substance and mixture, toxic substance, pollutant, pollution, regulated substance and contaminant or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including, without limitation, harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity," or "EP toxicity" or words of similar import under any applicable Environmental Laws), (d) any radioactive materials; and (e) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.

"Improvements"  means all buildings, structures, fixtures, parking areas and other improvements located on the Real Property.

"Initial Objection Date"  has the meaning ascribed to such term in Section 6.1(d).

"Initial Title Objection"  has the meaning ascribed to such term in Section 6.1(d).

"IPO  " has the meaning ascribed to such term in Section 9.1(a).

"IRS"  means the United States Internal Revenue Service.

"Laws"  has the meaning ascribed to such term in Section 8.1(j).

"Lease Schedule"  has the meaning ascribed to such term in Section 5.1(a) and is attached as Exhibit F-1.

“Leases” means all of the leases and other agreements with Tenants with respect to the use and occupancy of the Property, together with all renewals and modifications thereof, if any, all guaranties thereof, if any, and any new leases and lease guaranties entered into after the Effective Date to the extent permitted by Section 7.1(b).

"Licenses and Permits"  means, collectively, any and all licenses, permits, certificates of occupancy, approvals, authorizations, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Property, together with all renewals and modifications thereof.

"Major Tenant" means any Tenant leasing 8,000 rentable square feet or more of space at the Property, in the aggregate.

"Mortgage Loan"  has the meaning ascribed to such term in Section 9.1(a).

"Mortgagee Title Policy"  has the meaning ascribed to such term in Section 10.5(b).

“New Leasing Costs” has the meaning ascribed to such term in Section 10.4(f).

"OFAC"  has the meaning ascribed to such term in Section 8.1(p).

"Operating Expenses" has the meaning ascribed to such term in Section 10.4(d).

"Personal Property"  means all tenant correspondence files relating to the Property and all of Seller's right, title and interest in and to all equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements including, but not limited to, the personalty described on Exhibit J annexed hereto and made a part hereof, but specifically excluding all personal property leased by Seller or owned by tenants or others.

"Prohibited Person"  has the meaning ascribed to such term in Section 8.1(p).

"Property"  has the meaning ascribed to such term in Section 2.1.

"Proration Items"  has the meaning ascribed to such term in Section 10.4(a).

"Proration Time"  has the meaning ascribed to such term in Section 10.4(a).

"Purchase Price"  has the meaning ascribed to such term in Section 3.1.

"Purchaser's Affiliates"  means any past, present or future: (i) shareholder, partner, member, manager or owner of Purchaser; (ii) entity in which Purchaser has an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser and (iv) successors and assigns of any or all of the foregoing.

"Purchaser's Costs"  has the meaning ascribed to such term in Section 3.3.

"Purchaser's Documents"  has the meaning ascribed to such term in Section 8.2(b).

"Purchaser's Information"  has the meaning ascribed to such term in Section 5.3(c).

"Real Property"  means that certain parcel or parcels of real property located at 1201 Connecticut Avenue N.W., in the District of Columbia, as more particularly described on the legal description attached hereto and made a part hereof as Exhibit D, together with all of Seller's right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Seller's right, title and interest in and to any adjacent streets, alleys and right-of-ways, and any declarations, easement rights, air rights, subsurface rights, development rights and water rights.

"Rental"  has the meaning ascribed to such term in Section 10.4(c), and same are "Delinquent" in accordance with the meaning ascribed to such term in Section 10.4(c).

"Scheduled Closing Date"  means April 30, 2014 or such later or earlier date to which Purchaser and Seller may hereafter agree in writing.

"SEC"  has the meaning ascribed to such term in Section 12.1.

"Section 1031 Exchange"  has the meaning ascribed to such term in Section 10.7.

"Security Deposits"  means all security deposits held by Seller, as landlord (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the Tenant).

"Service Contracts"  means all service agreements, maintenance contracts, equipment leasing agreements, construction contracts, and other contracts for the provision of labor, services, materials or supplies relating solely to the Real Property, Improvements or Personal Property and under which Seller is currently paying for services rendered solely in connection with the Property, as listed and described on Exhibit E attached hereto and made as part hereof, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1.

"Seller's Affiliates"  means any: (i) shareholder, partner, member, manager or owner of Seller; (ii) entity in which Seller or any shareholder, partner, member, manager or owner of Seller has or had an interest; (iii) entity that, directly or indirectly, controls, is controlled by or is under common control with Seller and (iv)  heirs, executors, administrators, personal or legal representatives, successors and assigns of any or all of the foregoing.

"Seller's Documents " has the meaning ascribed to such term in Section 8.1(b).

"Subsequent Objection Date"  has the meaning ascribed to such term in Section 6.1(d).

"Subsequent Title Objection"  has the meaning ascribed to such term in Section 6.1(d).

"Survey Update"  has the meaning ascribed to such term in Section 8.1(v).

"Tax" and "Taxes"  means all federal, state, county, local, foreign, and other taxes, and all deficiencies, or other additions to tax, such as interest, fines and penalties relating thereto.

"Tax Returns " has the meaning ascribed to such term in Section 8.1(v).

"Tenants"  means the tenants or occupants of the Real Property and Improvements who are parties to the Leases.

"Tenant Notice Letters"  has the meaning ascribed to such term in Section 10.2(e), and are to be delivered by Purchaser to Tenants pursuant to Section 10.6.

"Termination Surviving Obligations"  means the rights, liabilities and obligations set forth in Sections 5.1(b), 5.1(d), 5.1(e), 5.2, Articles XII, XIII,  XIV, XVI and XVII and any other provisions which pursuant to their terms survive any termination of this Agreement.

"Title Commitment" has the meaning ascribed to such term in Section 6.1(a).

"Title Company"  means (i) Old Republic National Title Insurance Company, having an office at 331 Madison Avenue, 9th Floor, New York, NY 10017, and (ii) Title Associates, a division of Stewart Title Insurance Company, having an office at 825 Third Avenue, 30th Floor, New York, NY 10022.

"Title Defect"  has the meaning ascribed to such term in Section 6.2.

"Title Objection"  has the meaning ascribed to such term in Section 6.1(d).

"Title Policy"  has the meaning ascribed to such term in Section 6.1(c).

"To Seller's Knowledge",  “To the Knowledge of Seller” or  “Seller has no Knowledge” refers to the present actual (as opposed to constructive or imputed) knowledge solely of Laurence Fedorka, Director of Property Management of, and Michael Hueston, Property Manager for Mack-Cali Realty Corporation, the general partner of Mack-Cali Realty, L.P., the sole owner of common shares of stock in Mack-Cali Property Trust, the sole member of Seller, without any inquiry or investigation of any kind, except where expressly provided herein to the contrary.  Seller hereby acknowledges that (i) Laurence Fedorka and Michael Hueston are the primary Seller representatives having direct knowledge of the operation and condition of the Property and the facts and circumstances with respect to which the representations and warranties are made in this Agreement, and (ii) Laurence Fedorka has been assigned to this Property since August, 2005 and Michael Hueston has been assigned to this Property since August, 1999, when Seller acquired the Property.

"Warranties"  has the meaning ascribed to such term in 2.1(h).

Section 1.2            References: Exhibits and Schedules.   Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words "herein," "hereof," "hereinafter" and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1            Agreement.   Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the "Property"):

(a)                the Real Property;

(b)               the Improvements;

(c)                the Personal Property;

(d)              all of Seller’s right, title and interest, if any, in and to any land lying in the bed of any street, road or avenue opened or proposed, in front of or adjoining the Real Property, to the center line thereof and all strips and gores adjoining the Real Property or any part thereof;

(e)               all of Seller’s right, title and interest, if any, to use and occupancy of vaults, if any, under the sidewalks or streets abutting the Real Property;

(f)                all of Seller's right, title and interest as lessor in and to the Leases and, subject to the terms of the respective applicable Leases, the Security Deposits;

(g)               to the extent assignable, all of Seller's right, title and interest in and to the Service Contracts and the Licenses and Permits;

(h)               all of Seller’s right, title and interest in any transferable warranties and guarantees of contractors, materialmen and mechanics who may have furnished labor and/or materials to the Property (the "Warranties");

(i)                 all of Seller’s right, title and interest, if any, in and to the building plans and specifications and site plans for the Property in Seller’s possession or subject to Seller's control;

(j)                 all of Seller’s right, title and interest, if any, to any equipment, telephone systems, technology equipment, security systems and signage attached or appurtenant to the Real Property or the Improvements and, including without limitation, (a) that are used in connection with the operation or maintenance of the Property, and (b) any rights to the telephone exchanges currently in use at the Improvements, but excluding all equipment, telephone systems, technology equipment, security systems, telephone exchanges and signage that are owned by a Tenant;

(k)               all of Seller's right, title and interest, to the extent assignable or transferable, in and to all other intangible rights, titles, interests, privileges, appurtenances and tradenames or other identifying names or marks, owned by Seller and related to or used exclusively in connection with the ownership, use or operation of the Real Property or the Improvements but excluding any and all rights to the name “Mack-Cali” or the logo of Mack-Cali Realty Corporation; and

(l)                 all other rights and benefits running with the Real  Property.

Section 2.2            Approved Title Conditions.   Seller shall convey and Purchaser shall accept fee simple title to the Property, subject only to the following (collectively, "Approved Title Conditions" and individually, each an “Approved Title Condition”):

(i)                 zoning regulations and zoning ordinances of the District of Columbia;

(ii)               consents of record by Seller or any former owner of the Property for the erection of any structure or structures on, under or above any street or streets on which the Property may abut, provided that none of such consents impose any monetary obligations on the owner of the Property or prohibit or interfere with the use of the Property, the existence of the Improvements, or any portion thereof;

(iii)             rights whether or not of record of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Property, provided that none of such rights impose any monetary obligations on the owner of the Property or prohibit or interfere with the use of the Property, the existence of the Improvements, or any portion thereof;

(iv)             projections and encroachments over any street or highway of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, doors, water tables, stand pipes, coal chutes, trim, sidewalk elevators, fire escapes, coping and retaining walls projecting from the Property and encroachments of similar elements projecting from adjoining property over the Property, provided that same do not prohibit or interfere with the use of the Property, the existence of the Improvements, or any portion thereof, and Purchaser's title company insures against loss resulting from the required removal of any such encroachments that project from the Property;

(v)               covenants, easements, restrictions, agreements and consents of record, provided that the same do not prohibit or interfere with the use of the Property, the existence of the Improvements or any portion thereof, or render title uninsurable in accordance with Section 6.2;

(vi)             assessments, real estate taxes, vault charges and water and sewer charges which are assessed, but not due and payable as of the Closing Date or which are adjusted as provided elsewhere in this Agreement;

(vii)           the Leases set forth on the Lease Schedule or as otherwise permitted by the terms and conditions of this Agreement; and

(viii)         the state of facts shown on the Existing Survey;

(ix)             Updated Survey which do not constitute Title Defects or which are waived by Purchaser pursuant to Section  6.2.

(x)               all exceptions to title to the Real Property raised by the Title Company in the Title Commitment which do not constitute Title Defects or which are waived by Purchaser pursuant to Section  6.2.

Section 2.3            Indivisible Economic Package.   Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE III

CONSIDERATION

Section 3.1            Purchase Price.   The purchase price for the Property (the "Purchase Price") shall be Eighty-Five Million One Hundred Twenty Five Thousand Dollars ($85,125,000.00) in lawful currency of the United States of America, payable as provided in Section 3.3.

Section 3.2            Allocation of Purchase Price.   Purchaser and Seller agree that no portion of the Purchase Price shall be allocated to the Personal Property.

Section 3.3 Method of Payment of Purchase Price.   No later than 1:00 p.m. Eastern time on the Scheduled Closing Date, Purchaser shall pay the Purchase Price, together with all other costs and amounts to be paid by Purchaser at the Closing pursuant to the terms of this Agreement ("Purchaser's Costs"), by Federal Reserve wire transfer of immediately available funds to the account of Escrow Agent.  Escrow Agent, following authorization by the parties prior to 3:00 p.m. Eastern Time on the Scheduled Closing Date, shall (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price, less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, (ii) pay to the appropriate payees out of the proceeds of Closing payable to Seller all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (iii) pay Purchaser's Costs to the appropriate payees at Closing pursuant to the terms of this Agreement. Escrow Agent shall be entitled to rely on any instrument or signature reasonably believed by it to be genuine and it may assume that any person purporting to give any writing, notice or instruction in connection with this Agreement is duly authorized to do so. Escrow Agent shall not be liable in connection with the performance of any duties imposed upon the Escrow Agent by the provisions of this Agreement, except by reason of the Escrow Agent's gross negligence or willful default. Escrow agent shall not be liable for any default or insolvency on the part of said bank in which said funds are deposited in accordance with written instructions of Seller and Buyer.        Seller and Purchaser jointly and severally agree to defend (by attorneys selected by Escrow Agent), indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses (including reasonable attorney’s fees) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omission taken or suffered by Escrow Agent in bad faith or in willful disregard of this contract or involving gross negligence on the part of Escrow Agent.

ARTICLE IV

designation of certifying person

Section 4.1            Designation of Certifying Person.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)                   In the event that the Closing occurs, Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Certifying Person”).

(b)               Seller and Purchaser each hereby agree:

(i)                 to provide to the Certifying Person all information and certifications regarding such party, as reasonably requested by the Certifying Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)               to provide to the Certifying Person such party's taxpayer identification number and a statement (on IRS Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Certifying Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Certifying Person is correct.

ARTICLE V

INSPECTION OF PROPERTY

Section 5.1            Evaluation Period.  (a)  Prior to the Effective Date, Purchaser has had an opportunity to conduct whatever due diligence inspections, investigations, searches, reviews, tests and sampling that it desired in connection with its purchase of the Property (collectively, “Due Diligence”).  As part of its Due Diligence, Purchaser and its agents and consultants had the right to review and inspect, at Purchaser’s sole cost and expense, all documents, materials, files, books and records that it requested from Seller, including but not limited to the following items, which, to Seller’s Knowledge, were in Seller’s possession or control (collectively, the “Documents”): (i) all existing environmental reports and studies of the Real Property (which Purchaser had the right to have updated at Purchaser’s sole cost and expense), real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills, covering the period of Seller’s ownership of the Property; (ii) Seller’s then current lease schedule in the form attached hereto as Exhibit F-1 (the “Lease Schedule”); (iii) then current operating statements; and (iv) the Leases, Tenant correspondence files, Service Contracts, and Licenses and Permits. For purposes of this Agreement, any answers that were e-mailed by Seller’s representative to questions raised by Purchaser’s representatives shall be deemed to constitute a part of the Documents.

(b)               Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been provided to Purchaser solely to assist

Purchaser in determining the desirability of purchasing the Property.  Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents or any of the provisions, terms or conditions contained therein to any party outside of Purchaser’s organization other than its agents, consultants, attorneys, partners, accountants, investment bankers or lenders (collectively, for purposes of this Section 5.2(b), the “Permitted Outside Parties”).  Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for completing Purchaser’s acquisition of the Property.  Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and Tenants are proprietary and confidential in nature.  Until after the Closing, Purchaser agrees not to divulge the contents of such and other information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII.  In permitting Purchaser and the Permitted Outside Parties to review the Documents and other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller, and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.  Notwithstanding anything to the contrary contained in this Agreement, Seller acknowledges and agrees that ETRE REIT and its affiliates shall be permitted to disclose the transaction contemplated by this Agreement, the terms, conditions, and negotiations concerning the same and information relating to the Property in connection with the IPO and in filings with the Securities and Exchange Commission (the "SEC") in connection therewith. Seller agrees to use commercially reasonable efforts to assist Purchaser and ETRE REIT in connection with the information regarding the Property to be included in such SEC filings and to use commercially reasonable efforts to provide access to Sellers’ information reasonably required in connection thereto. In that regard, Seller acknowledges that Series A-1 of ETRE REIT will be required after the Closing Date to comply with certain periodic reporting requirements of the SEC in respect of the Series A-1 of ETRE REIT, the Property and the transaction contemplated by this Agreement; accordingly, Seller agrees to use commercially reasonable efforts to comply with the provisions set forth in Exhibit I  attached hereto and made a part hereof in order to facilitate such compliance, provided that, notwithstanding anything contained in this Agreement or in Exhibit I  to the contrary, it is understood and agreed that Sellers will not be exposed to any liability on account thereof.

(c)                Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. PURCHASER HEREBY ACKNOWLEDGES THAT SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR THE SOURCES THEREOF.  EXCEPT AS OTHERWISE SET FORTH IN SECTION 8.1, SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS AND IS PROVIDING THE DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER.

(d)               In the event this Agreement is terminated for any reason, Purchaser shall, at its option, promptly destroy or return to Seller all copies Purchaser has made of the Documents and, upon written request from Seller, shall promptly deliver to Seller a copy of any studies, reports, sampling or test results regarding the Property or any part thereof obtained by Purchaser, before, on or after the Effective Date, in connection with Purchaser’s Due Diligence (collectively, “Purchaser’s Information”).

(e)                   Access.    Between the Effective Date and the Closing Date, Purchaser and its representatives, agents and consultants shall be afforded access to the Property pursuant to the terms and conditions of that certain Right of Access Agreement dated March 5, 2014 by and between Seller and ETRE REIT, LLC, as Entrant (the “Access Agreement”).  Purchaser  hereby agrees to comply with, and be bound by, all of the terms and conditions of the Access Agreement as fully as though Purchaser had been an original signatory to the Access Agreement as Entrant thereunder, and all of the terms and conditions of the Access Agreement are incorporated herein by reference; provided, however, that Seller and Purchaser agree that (i) Section 11 of the Access Agreement is hereby replaced with Article XIV of this Agreement, and (ii) Section 12 of the Access Agreement is hereby deleted, and the term of the Access Agreement shall be coterminous with this Agreement.   All obligations imposed upon Entrant pursuant to the Access Agreement (except for those obligations set forth in Section 5 thereof) shall survive the earlier of the termination of this Agreement or the Closing hereunder.

Section 5.2            Sale "As Is".   THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND THAT PURCHASER HAS HAD THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 8.1 HEREOF, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.2 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER'S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.

OTHER THAN THE MATTERS REPRESENTED IN SECTION 8.1 HEREOF, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.2 ARE LIMITED, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS.  PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE PROPERTY.  PURCHASER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY TO CONDUCT AND HAS CONDUCTED SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL  CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTION 8.1 HEREOF) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY PURCHASER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER.  UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS,” WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY.  PURCHASER, WITH

PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THEIR SIGNIFICANCE AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

UNLESS BASED ON THE BREACH OF A REPRESENTATION IN SECTION 8.1, PURCHASER AND PURCHASER’S AFFILIATES FURTHER COVENANT AND AGREE NOT TO SUE SELLER AND SELLER’S AFFILIATES ON, AND RELEASE SELLER AND SELLER’S AFFILIATES OF AND FROM, AND WAIVE, ANY CLAIM OR CAUSE OF ACTION, INCLUDING WITHOUT LIMITATION ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION, THAT PURCHASER OR PURCHASER’S AFFILIATES MAY HAVE AGAINST SELLER OR SELLER’S AFFILIATES UNDER ANY ENVIRONMENTAL LAW, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL MATTERS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION 5.2 WILL EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT OR THE CLOSING, AS THE CASE MAY BE, AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND ARE HEREBY DEEMED INCORPORATED INTO THE DEED AS FULLY AS IF SET FORTH AT LENGTH THEREIN.

ARTICLE VI

TITLE AND SURVEY MATTERS

Section 6.1            Survey; Title Commitment.

(a)                   Purchaser acknowledges that it has received a copy of the Existing Survey and agrees that title to the Property shall be conveyed at Closing subject to all matters shown on the Existing Survey.  Purchaser also acknowledges that it has ordered for the Real Property:

(i)                                                                 from the Title Company (A) a title report (together with any amendment thereto, the “Title Commitment”), and (B) complete and legible copies of all recorded documents identified as exceptions in Schedule B of the Title Commitment ("Title Exception Documents") ; and

(ii)                                                                 an updated survey with respect to the Real Property (together with any amendment thereto, the "Survey Update")

(b)               Promptly upon receipt by Purchaser, true and correct copies of the Title Commitment and Survey Update shall be furnished to Seller.

(c)               The Title Commitment will include the Title Company's requirements for issuing an ALTA 1992 form owner’s and lender’s title policy (the “Title Policy”).

(d)              On or before April 5, 2014 (the “Initial Objection Date”), Purchaser shall provide Seller with written notice specifying any objection to any exception set forth in the Title Commitment and/or the Survey Update (any such exception, an “Initial Title Objection” and all such exceptions collectively, the “Initial Title Objections”).  Thereafter, on or before the date (the “Subsequent Objection Date”) which is the earlier of (i) four (4) Business Days after Purchaser’s counsel receives written notice of any new exception to the Title Commitment and/or receives a revision to the Survey Update, and (ii) the Closing Date, Purchaser shall provide Seller with written notice of any objection to such new exception or matter shown on such revision (any such new exception or revision, a “Subsequent Title Objection” and all such new exceptions or revisions collectively, the “Subsequent Title Objections”  and together with any and all Initial Title Objections, collectively, the "Title Objections"). TIME SHALL BE OF THE ESSENSE WITH RESPECT TO THE INITIAL OBJECTION DATE AND THE SUBSEQUENT OBJECTION DATE, AS APPLICABLE.  In the event Purchaser does not provide written notice of an Initial Title Objection by the Initial Objection Date or a Subsequent Title Objection by the Subsequent Objection Date, as applicable, Purchaser shall be deemed to have accepted such exception to title or matter shown on the Survey Update, as revised, as an Approved Title Condition.

(e)               Any Taxes, water rates or charges, and/or sewer rents and assessments as to which Purchaser has provided timely written notice of objection pursuant to Section 6.1(d) above will be credited against the Purchase Price (subject to the provision for apportionment of Taxes, water rates and sewer rents herein contained).  If a new security interest is filed against the Real Property and it would otherwise constitutes a valid Title Objection pursuant to Section 6.1(d) above, such item shall not be a Title Objection if such personal property is exclusively the property of a Tenant, and Seller executes and delivers an affidavit to such effect.

(f)                If the Real Property shall be affected by any Title Objection as to which Purchaser has provided timely written notice of objection pursuant to Section 6.1(d) above, and pursuant to the provisions of Section 6.2 below, Seller is required to discharge or satisfy such Title Objection, Seller shall not be required to discharge or satisfy the same of record provided the money necessary to satisfy the lien is retained by the Title Company at Closing, and the Title Company either omits the lien as an exception from the Title Insurance Commitment or insures against collection thereof from out of the Real Property, and a credit against the Purchase Price is given to Purchaser for the recording charges for a satisfaction or discharge of such lien.

(g)               Any franchise, transfer, inheritance, income, corporate or other Tax open, levied or imposed against Seller or any former owner of the Property as to which Purchaser has provided timely written notice of objection pursuant to Section 6.1(d) above, shall be deemed to be cured if the Title Company either omits such exception or insures against collection thereof from or out of the Real Property, and provided further that Seller deposits with the Title Company a sum reasonably sufficient to secure a release of the Property from the lien thereof or provides an indemnity agreement reasonably satisfactory to the Title Company.  After the

Effective Date, if a rundown search of title discloses judgments, bankruptcies, or other returns against other persons having names the same as or similar to that of Seller, Seller will deliver to Purchaser an affidavit stating that such judgments, bankruptcies or other returns do not apply to Seller, and such search results shall not be deemed a Title Objection.

Section 6.2            Title Defect.

In the event Purchaser provides written notice of any Title Objection on or prior to the Initial Objection Date or the Subsequent Objection Date, as applicable (collectively and individually, a “Title Defect”), and such exception is (i) a monetary lien that was voluntarily created by Seller in a liquidated amount, (ii) a judgment lien against Seller, or (iii) a mechanics’ lien that is based on work for which Seller, or an affiliate thereof, contracted, then, subject to Sections 6.1(e), 6.1(f) and 6.1(g), Seller shall remove or cause to be removed on or prior to the Closing Date such lien at its sole cost and expense (which, if such lien is a mechanic’s lien, may be cured by bonding in accordance with the laws of the District of Columbia; the exceptions described in clauses (i), (ii) and (ii) above, collectively, “Seller’s Monetary Defects”  and each such exception, individually a “Seller’s Monetary Defect”).  In the event that the Title Defect is a monetary lien in a liquidated amount but is not a Seller’s Monetary Defect (each such lien, individually, a “No-Fault Monetary Defect”  and all such liens, collectively, “No-Fault Monetary Defects”), and the cost to Seller to remove or cause to be removed such No-Fault Monetary Defect, in the aggregate with all other No-Fault Monetary Defects, does not exceed $250,000.00 (such amount, the “No-Fault Threshold”), then Seller shall remove such No-Fault Monetary Defect or cause it to be removed at its expense, which removal may be accomplished at Closing.  In the event that the Title Defect is any other title matter, which, in Purchaser's reasonable determination, affects good and marketable title to the Property but such lien or title matter cannot be removed for a readily ascertainable sum of money (each, individually, a “Non-Monetary Title Defect”  and collectively, “Non-Monetary Title Defects”), then Purchaser shall exercise commercially reasonable efforts to attempt to remove or cause the removal of such Non-Monetary Title Defect; provided, however, that Seller shall not be required to spend in excess of $250,000.00 to attempt to remove or cause the removal of each Non-Monetary Title Defect, individually.  Seller shall have the option (but not the obligation) to attempt to remove or cause the removal of No-Fault Monetary Defects that, in the aggregate,  exceed the No-Fault Threshold and/or a Non-Monetary Title Defect that, individually, exceeds $250,000.00 (each such Title Defect, individually,  an “Optional Title Defect” and collectively, “Optional Title Defects”).  If Seller fails to notify Purchaser within five (5) Business Days after Seller receives Purchaser’s timely notice of a Title Objection which Seller is not obligated to remove or attempt to remove hereunder, that Seller is electing to attempt to remove or cause the removal of such Title Defect, then Seller shall be deemed to have elected to not attempt such removal.   If reasonably necessary in connection with Seller's efforts to remove or cause the removal of any Title Defect, Seller shall have the right, upon written notice delivered to Purchaser not less than five (5) days prior to the Scheduled Closing Date, or such lesser period should Seller become aware of its failure or inability within the five (5) days prior to the Scheduled Closing Date, to reasonable adjournments of the Scheduled Closing Date one or more times, for a period not to exceed forty-five (45) days in the aggregate, to enable Seller to attempt such removal.  If Seller does not elect to attempt to remove or cause the removal of an Optional Title Defect, or is unable to effect such removal, then Purchaser shall have the right, by written notice given to Seller prior to the Scheduled Closing Date, at its option, to (x) waive the Optional Title Defect and close title on the Scheduled Closing Date (as extended pursuant to this Section 6.2, if applicable) in accordance with the provisions of this Agreement with no offset against, or reduction in, the Purchase Price unless such defect can be cured for a readily ascertainable sum of money, in which case Purchaser shall be entitled to an adjustment in the Purchase Price in the amount of such readily ascertainable sum of money up to a maximum of Seven Hundred and Fifty Thousand Dollars ($750,000.00), or (y) terminate this Agreement, in which case, except with respect to the Termination Surviving Obligations, this Agreement shall be null and void and the parties shall have no further obligations to each other under this Agreement.  If Purchaser fails to elect to terminate this Agreement by notice given to Seller prior to the Scheduled Closing Date, then Purchaser shall be deemed to have waived such Title Defect, and Purchaser shall close title on the Scheduled Closing Date in accordance with the provisions of this Agreement.

ARTICLE VII

INTERIM OPERATING COVENANTS AND ESTOPPELS

Section 7.1            Interim Operating Covenants.  Seller covenants to Purchaser that Seller shall:

(a)                   Operations. From the Effective Date until Closing, (i) continue to operate, manage, repair and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear, (ii) not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into (x) any new Lease with a Major Tenant (or any amendments to any existing Lease with a Major Tenant (including, in each case, a Person that would constitute a Major Tenant taking into account such Lease or amendment thereto), or (y) any new Lease or any amendments to any existing Lease, which would result in either (A) a 5% decrease in the aggregate annual cash revenue derived therefrom or (B) the aggregate capital expenditures (including tenant improvements and leasing commissions) required thereunder exceeding $100,000, (iii) provide written notice to Purchaser prior to entering into any new Lease or any amendments to any existing Lease, which does not require Purchaser's consent under (ii) above and (iv) provide prompt written notice to Purchaser if Seller initiates or settles any tax appeal for the tax year in which the Closing is scheduled to occur, provided that such appeal will not in any way adversely affect the taxes to be paid by the Purchaser for the tax year in which the Closing occurs or any subsequent tax year.  If Purchaser fails to respond within five (5) Business Days to any written request for consent under this Section 7.1(a), then Purchaser shall be deemed to have granted its consent.  From the Effective Date until and continuing through and after the Closing, Seller expressly reserves the right to prosecute and settle, in its sole and unfettered discretion, any tax appeals that pertain to tax years prior to the tax year in which the Closing occurs, provided that such appeal will not in any way adversely affect the taxes to be paid by the Purchaser for the tax year in which the Closing occurs or any subsequent tax year.  After the Closing, Seller and Purchaser shall jointly determine whether to accept any settlement in a tax appeal for the tax year in which the Closing occurs.

 (b)   Compliance with Governmental Regulations. From the Effective Date until Closing, not take any action that Seller knows would result in a failure to comply in all material respects with all Governmental Regulations applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any such Governmental Regulations.

(c)        Contracts.  Not enter into any Service Contract that would be binding on the Property or Purchaser following the Closing, unless (i) such Service Contract is with a bona fide third party that is not affiliated with Seller, or is otherwise on market terms and conditions, and such contract is terminable on thirty (30) days notice without premium or penalty or (ii) Purchaser consents thereto in writing, which approval will not be unreasonably withheld, delayed or conditioned, provided that any Service Contract with any affiliate of Seller or which has an aggregate value in excess of $15,000 shall be subject to Purchaser's consent in its sole and absolute discretion.

(d)       Personal Property.    Not remove from the Real Property any Personal Property unless such item is replaced with a similar item of comparable utility or value; provided, however, that supplies, parts and materials may be used by Seller in the ordinary course of operating, maintaining and repairing the Property in accordance with its past practice.

(e)        [Intentionally Omitted.]

(f)    Notices.  Promptly inform Purchaser in writing of any event materially and adversely affecting the ownership, use, occupancy, operation or maintenance of the Property, whether or not insured against including, without limitation, any default or default notice relating to the Lease, and promptly deliver to Purchaser copies of written default notices and notices of violations affecting the Property received by Seller between the Effective Date and Closing.

Section 7.2            Estoppels.   Seller shall use commercially reasonable efforts to obtain an executed estoppel certificate from each Tenant in the form requested by Purchaser’s mortgage lender, which is annexed hereto as Exhibit G.  It shall be a condition precedent to Closing that (i) Seller obtain from each Major Tenant an executed estoppel certificate in the form, or limited to the substance, prescribed by each Major Tenant’s Lease and (ii) that  estoppel certificates are received from Tenants (including the Major Tenants) representing at least 80% of the rentable square feet of the Property (including the space leased by the Major Tenants). If the conditions precedent specified in the immediately preceding sentence are not satisfied at or prior to the Closing, such failure shall constitute the failure of a condition precedent to Closing, provided however, Seller shall not be deemed to be in default of its obligations hereunder.

In the event Seller is unable to obtain an executed estoppel certificate from any Major Tenant, Seller may, but is not obligated to, elect to provide its own estoppel certificate in the form prescribed by the Lease for such Major Tenant, which Purchaser agrees to accept as a valid and binding estoppel certificate.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1            Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller, which representations and warranties shall be true as of the Effective Date.  Subject to the limitations set forth in Section 8.3 of this Agreement, Seller represents and warrants to Purchaser the following:

(a)                   Status. Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware, is qualified to do business in the District of Columbia, and has the power to acquire, own, and operate the Property.

(b)               Authority. Seller has the power to enter into the transactions contemplated by this Agreement and to execute, deliver and perform its obligations under this Agreement, including without limitation, the conveyance of the Property as provided herein, the Deed, the Bill of Sale, the Assignment of Leases, the Assignment and other documents contemplated hereby to be executed and performed by Seller and any other documents to be delivered pursuant to Section 10.3 (collectively, the “Seller’s Documents”).  The execution and delivery of this Agreement and the other Seller’s Documents and the performance of Seller’s obligations hereunder and thereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes, and the other Seller’s Documents, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms and provisions, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally, and the exercise of judicial or administrative discretion in accordance with general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

(c)                Non-Contravention.  The execution and delivery of this Agreement and the other Seller’s Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby does not and will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, (ii) result in a breach of, or constitute a default under or result in the creation of any Encumbrance upon any of the properties or assets of Seller pursuant to any agreement, indenture, mortgage, lien, lease, consent, license, franchise or other instrument to which Seller is bound or under which Seller’s properties are affected, (iii) result in a breach of, or constitute a default under any lease or other material agreement or instrument to which Seller is a party or by which it is bound or (iv) violate any Law, judgment, decree, writ or injunction applicable to Seller.

(d)               Non-Foreign Entity.  Neither Seller nor its direct or indirect owner or owners, as the case may be (other than shareholders in Mack-Cali Realty Corporation or limited partners in Mack-Cali Realty, L.P., as to whom no representation is made) is a “foreign person” or “foreign corporation” as those terms are defined in the Code, and the Treasury regulations promulgated thereunder.

(e)                Tenants.  The only tenants of the Property are tenants pursuant to the Leases set forth on the Lease Schedule annexed hereto and made apart hereof as Exhibit F-1.  To Seller’s Knowledge, the Documents made available to Purchaser for review as part of its Due Diligence included true and correct copies of all of the Leases, and Seller has not knowingly deleted or omitted any portion of such Leases.  Except for the Leases, there are no other written agreements, and, to Seller’s Knowledge, no oral agreements, for the use and occupancy of the Property or any part thereof, to which the Seller or its affiliates is a party or are bound as landlord.  Exhibit F-2 sets forth a complete list of the Security Deposits under the Leases.  Seller has not delivered or received a written notice of default from any Tenant, except those that were made available to Purchaser for review as part of the Documents.  Except as set forth on the arrearage schedule annexed hereto and made a part hereof as Exhibit F-3 (the “Arrearage

Schedule”), (i) to Seller's Knowledge, no Tenant is in material default (which includes any event that with the giving of notice or passage of time, or both, will or could constitute a material default) under its Lease, and (ii) to Seller's Knowledge, with due inquiry, no Tenant is in monetary default under its Lease.

(f)                Service Contracts.  To Seller’s Knowledge, the Documents listed on Exhibit E constitute  all Service Contracts with respect to the Property.  None of such Service Contracts that extend beyond the Closing Date are with affiliates of Seller.  To Seller’s Knowledge, Seller made available to Purchaser to review as part of its Due Diligence true and correct copies of such Service Contracts, and Seller has not knowingly deleted or omitted any portion of such Service Contracts.

(g)               [Intentionally Omitted.]

(h)               Consents.  No consent, waiver, approval, authorization or other action of, or filing or registration with, any governmental or quasi-governmental agency, commission, officer or entity (collectively, a “Governmental Action”) is required in connection with the execution, delivery, observance or performance by Seller of this Agreement and/or the other Seller’s Documents, except a Governmental Action that would be applicable to any sale of real property in the District of Columbia.

(i)                 Solvency.  Seller is not insolvent and will not be insolvent as a result of the transaction contemplated herein. There has not been filed, nor is there pending or contemplated, by or against Seller, or any corporation, partnership, limited liability company, or other entity which is a member of Seller or with respect to which Seller is a principal shareholder, controlling person, general partner or managing member, as the case may be, a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee, nor has any such entity made or contemplated making an assignment for the benefit of creditors or filed a petition for an arrangement or entered into or contemplated entering into an arrangement with creditors or admitted in writing the inability to pay its debts as they become due.

(j)                 Violations.  Seller has included in the Documents made available to Purchaser for review, a copy of all written notices from any Authority of any violations of present laws, rules, regulations, ordinances, governmental resolutions, requirements and orders, including, without limitation, any such law relating to or regulating health, safety, or labor matters or the Environmental Laws (collectively, “Laws”) of a material nature applicable to the Property which have not been cured in all material respects.

(k)               Litigation.  To Seller’s Knowledge, with due inquiry, there are no suits, arbitrations, mediations, investigations, litigations, actions or proceedings (including landlord/tenant matters under the Leases), pending, or, to the Knowledge of Seller, threatened against Seller or the Property before or by any court or administrative agency or officer, which if adversely determined, could individually or in the aggregate have an adverse effect on the title, use, value, occupancy, ownership or valuation of the Property or which could in any way adversely interfere with the consummation by Seller of the transaction contemplated by this Agreement or the other Seller's Documents.  Seller has received no written notice of any condemnation proceedings relating to the Property, and to Seller's Knowledge, no condemnation or eminent domain is threatened.

(l)                              Employee Contracts.  None of the employees presently employed by Seller or its Affiliates at the Improvements is subject to a union contract or any employment agreement to which Seller or its Affiliates is a party or is bound.

(m)             Unrecorded Rights.  Except as may be set forth in the Leases and other Documents disclosed to Purchaser for its review and/or as is set forth in the land records for the District of Columbia, (i) Seller has not sold, conveyed, transferred, given, ground leased, pledged, mortgaged or otherwise disposed of or encumbered in any manner all or any portion of the Property, and (ii) Seller has not granted to any Tenant or any other person or entity (other than Purchaser) a right of first refusal, option or other right to purchase the Property or any interest therein, and, to Seller's Knowledge, no such rights exist.

(n)               Anti-Terrorism.  Neither Seller nor any of its officers, directors, shareholders, partners, investors or members is a Prohibited Person, as such term is hereinafter defined. “Prohibited Person” means any of the following. (a) a person or entity that is listed in the Annex to, or otherwise subject to the provisions of,  Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” or persons or entities with whom a citizen of the United States is restricted from doing business with  by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States including those listed on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); or (d) a person or entity that is affiliated with any person or entity identified in clause (a), (b) and/or (c) above.  Seller is not engaging in this transaction on the behalf of, either directly or indirectly, any Prohibited Person.

(o)               Leasing Commission Agreements.  To Seller’s Knowledge, (i) there are no executory brokerage, leasing or listing agreements affecting the Property in effect on the date hereof that will be binding on Purchaser after the Closing, and (ii) true, correct and complete copies of all non-executory brokerage, leasing or listing agreements affecting the Property pursuant to which commissions or fees may be due and owing in connection with the Leases (the “Leasing Commission Agreements”) have been made available to Purchaser for review as part of the Documents and are listed on Exhibit K annexed hereto and made a part hereof.

(p)               Environmental Matters.  To Seller’s  Knowledge: (i) Seller has made available to Purchaser for review as part of the Documents, all environmental reports and studies with respect to the Property in Seller’s possession or control, (ii) except as may be set forth in such environmental reports and studies, Seller has not received or provided any written notice from or to any Authority concerning the discharge or seepage of any Hazardous Substances at the Property, and (iii) except as may be set forth in such environmental reports and studies, no Hazardous Substances have been released, discharged, or disposed of on or under the Property in violation of any Environmental Laws.

(q)                            Special Assessments.  Seller has no Knowledge of any pending or threatened real estate tax special assessments affecting the Property or of any contemplated improvements affecting the Property that may result in real estate tax special assessments affecting the

Property.  To Seller’s Knowledge, Seller has not received written notice from any Authorities of (i) any municipal and/or public improvement liens encumbering the Property that are not set forth in the public records of the District of Columbia, or (ii) any work that has been undertaken or is planned that could result in such a lien except for any such notice that is set forth in the public records of the District of Columbia.

(r)                 [Intentionally Omitted.]

(s)                [Intentionally Omitted.]

(t)                 Tax Appeals.  There is no pending proceeding for the reduction of the assessed valuation of the Property for real estate tax purposes that relates to a Tax period, any part of which occurs on or after the Scheduled Closing Date.

Section 8.2            Purchaser’s Representations and Warranties.  The following constitute the sole representations and warranties of Purchaser, which representations and warranties shall be true as of the Effective Date.  Purchaser represents and warrants to Seller the following:

(a)                   Status. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Delaware.

(b)               Authority.  Purchaser has the power to enter into the transactions contemplated by this Agreement and to execute, deliver and perform this Agreement, including without limitation, the purchase of the Property as provided herein, in the Assignment of Leases, and the Assignment and other documents contemplated hereby to be executed and performed by Purchaser and to be delivered pursuant to Section 10.2 (collectively, the “Purchaser’s Documents”).  The execution and delivery of this Agreement and the other Purchaser’s Documents and the performance of Purchaser’s obligations hereunder and thereunder have been or will be duly authorized by all necessary action on the part of Purchaser, and this Agreement constitutes, and the other Purchaser’s Documents, when executed and delivered by Purchaser  will constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms and provisions, subject to applicable bankruptcy and other like laws affecting the rights of contractual parties and creditors generally, and the exercise of judicial or administrative discretion in accordance with general equitable principles (whether such enforceability is considered in a proceeding in equity or at law).

(c)                Non-Contravention.  The execution and delivery of this Agreement and the other Purchaser’s Documents by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby does not and will not (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, (ii) result in a breach of, or constitute a default under or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser pursuant to any agreement, indenture, mortgage, lien, lease, consent, license, franchise or other instrument to which Purchaser is bound or under which Purchaser’s properties are affected, (iii) result in a breach of, or constitute a default under any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound or (iv) violate any Law, judgment, decree, writ or injunction applicable to Purchaser.

(d)               Consents. No consent, waiver, approval, authorization or other action of, or filing or registration with, any governmental agency, commission or officer or, any other person or entity is required in connection with the execution, delivery, observance or performance by Purchaser of this Agreement, the other Purchaser’s Documents or any of the transactions provided for herein or therein.

(e)                Anti-Terrorism.  Purchaser represents that neither Purchaser nor any officer, director, or to Purchaser’s actual knowledge,  any shareholder, partner, investor or member of Purchaser is a Prohibited Person. Purchaser is not engaging in this transaction on the behalf of, either directly or indirectly, any Prohibited Person.

Section 8.3            Survival of Representations, Warranties and Covenants.   Except for the representations and warranties comprising the Closing Surviving Obligations, the representations and warranties of Seller set forth in Section 8.1 and the certifications contained in any Seller estoppels delivered under the second paragraph of Section 7.2 will survive the Closing for a period of six (6) months, after which time they will merge into the Deed and automatically terminate and expire, unless, prior to the expiration of such six (6) month period, Purchaser shall have provided Seller with a written notice alleging that Seller is in breach of such representation or warranty and specifying in reasonable detail the nature of such breach in which case such representation or warranty shall survive until such claim is resolved. Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations, warranties or certifications, unless and until the aggregate amount of all liability and losses arising out of any such untruths or inaccuracies, exceed Two Hundred Seventy Thousand Dollars ($270,000) (the “Minimum Threshold”); provided, however, if the Minimum Threshold is reached, then Seller’s liability shall revert back and cover the first dollar of such liabilities and losses and shall not be limited to only the excess of such liabilities and losses above the Minimum Threshold.  In addition, in no event will Seller's liability for all such untruths or inaccuracies exceed, in the aggregate, the sum of Two Million Three Hundred Fifty Thousand Dollars ($2,350,000).   Seller shall have no liability with respect to any of Seller's representations or warranties herein if, prior to the Closing, Purchaser obtains knowledge (from whatever source, including, without limitation, as a result of Purchaser's due diligence tests, investigations and inspections of the Property, the Tenant’s estoppel certificate, or written disclosure by Seller or Seller's agents and employees) that any of Seller's representations or warranties herein are inaccurate, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.  Purchaser shall conclusively be deemed to have knowledge that a  representation or warranty was inaccurate if (i) Purchaser or any of its directors, officers, employees, agents, consultants or representatives had actual knowledge that the representation or warranty was inaccurate, incomplete or misleading, or had actual knowledge of any information or fact which would render the representation or warranty inaccurate, incomplete or misleading, or (ii) this Agreement, any Exhibit hereto, any document furnished to Purchaser by Seller or by any third party, or any studies, tests, analysis, investigations or reports prepared by or for Purchaser, its employees, agents, attorneys, accountants, investors or other representatives contains information which is inconsistent with a representation or warranty.   Notwithstanding anything to the contrary contained herein, for the purposes of calculating liability, if such claim relates to a breach of a representation or warranty and such representation or warranty is qualified in any respect by materiality, for the purposes of calculating liability such materiality qualification will be ignored.

The Closing Surviving Obligations and the Termination Surviving Obligations will survive Closing without limitation unless a specified period is otherwise expressly provided in this Agreement.  All other representations, warranties, covenants and agreements made or undertaken by Seller or Purchaser, as applicable, under this Agreement, unless otherwise specifically provided herein, shall not survive the Closing but shall be merged into the Deed and other Closing documents delivered at the Closing.

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING

Section 9.1            Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)                   Purchaser shall have readily available funds in the aggregate sum of at least  $85,125,000 resulting from: (i) obtaining a mortgage loan to finance the acquisition of the Property in the amount of at least $37,825,000 on market terms and conditions (the “Mortgage Loan”) and (ii) an initial public offering (the “IPO”) of Series A-1 common shares of the Series A-1 of ETRE REIT,  which will directly or indirectly own the Property, where the net proceeds of such IPO shall be in the amount of at least $47,300,000.  Purchaser shall use commercially reasonable efforts to close the Mortgage Loan and complete the IPO.  Notwithstanding anything to the contrary contained herein, if Purchaser, despite its best efforts, is unable to satisfy the lender’s requirements for closing the Mortgage Loan, then Seller shall have the right, in its sole and absolute discretion, to elect to make the Mortgage Loan substantially on the same terms and conditions as set forth in the lender’s mortgage loan commitment, and, if circulated by the lender, the lender’s proposed loan documents to evidence and secure such loan, but with the waiver or modification of the unsatisfied requirements.

(b)               Seller shall have delivered to Purchaser (directly or by delivery into escrow with Escrow Agent) all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.3.

(c)               All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made and as of the Closing, except to reflect such new Leases and/or Service Contracts or terminations of or amendments to Leases and/or Service Contracts that are either permitted or otherwise consented to by Purchaser pursuant to Article VII.

(d)              Seller shall have performed and observed, in all material respects, all covenants and agreements set forth under this Agreement to be performed and observed by Seller as of the Closing Date.

(e)               Seller shall have obtained all consents necessary to consummate the transactions contemplated in this Agreement and the other Seller's Documents.

(f)                There shall not be in effect any Law or any injunction that prohibits the transactions contemplated in this Agreement and the other Seller's Documents.

(g)                  The Title Company shall be irrevocably committed to issue, or shall have issued, the Title Policy to Purchaser and the Mortgagee Title Policy to Purchaser's lender, with such endorsements as Purchaser and/or Purchaser's lender shall reasonably require.

(h)                  Possession of the Property shall be delivered to Purchaser at Closing, subject only to (i) the Leases (and rights arising under or pursuant to the Leases) and (ii) the Approved Title Conditions.

(i)                 Purchaser shall have received all of the certificates required pursuant to Section 7.2.

Section 9.2            Conditions Precedent to Obligation to Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or as otherwise provided) of all of the following conditions, any or all of which may be waived by Seller in it sole discretion:

(a)                   Seller shall have received the Purchase Price as adjusted pursuant to, and payable in the manner provided for, in this Agreement.

(b)               Purchaser shall have delivered to Seller (directly or by delivery into escrow with the Title Company) all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 10.2.

(c)                All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date.

(d)               Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

Section 9.3      Effect of Failure to Satisfy Certain Conditions Precedent.  In the event that Purchaser is unable to satisfy the conditions precedent to Closing set forth in Subsection 9.1(a) above on or before April 17, 2014, WITH TIME BEING OF THE ESSENSE, then this Agreement shall be null and void and of no further force and effect, and neither party shall have any obligations to the other hereunder except (i) for the Termination Surviving Obligations, and (ii) that within ten (10) Business Days after receipt of copies of invoices from Seller, Purchaser shall reimburse Seller for one-half of any reasonable out-of-pocket third-party expenses incurred by Seller in connection with this transaction.  In the event that Seller is unable to satisfy the other conditions precedent to Closing pursuant to Section 9.1 above, Purchaser shall have the right to terminate this Agreement and neither party shall have any obligations to the other hereunder except for the Termination Surviving Obligations.

ARTICLE X

CLOSING

Section 10.1        Closing. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall commence no later than 1:00

p.m. and be completed no later than 3:00 p.m. Eastern Time on the Scheduled Closing Date at the offices of the Escrow Agent.  At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

Section 10.2        Purchaser’s Closing Obligations. On the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items to Seller at Closing as provided herein:

(a)                   The Purchase Price, after all adjustments are made as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.2;

(b)               A counterpart original of the Assignment of Leases, duly executed by Purchaser;

(c)                A counterpart original of the Assignment, duly executed by Purchaser;

(d)               Copies of the relevant organization documents of Purchaser (including its managing member) evidencing Purchaser’s authority to enter into this Agreement, the Purchaser's Documents and to consummate the transactions contemplated hereby and thereby and incumbency, and specimen signatures of each person executing this Agreement and the Purchaser's Documents  on behalf of Purchaser certified by an officer or authorized person of Purchaser;

(e)                Written notices executed by Purchaser and to be addressed and delivered to each Tenant by Purchaser in accordance with Section 10.6 herein and the notice provisions of each Tenant's Lease, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and that Purchaser is responsible for the Security Deposit (specifying the exact amount of the Security Deposit) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”);

(f)                A counterpart of the Closing Statement, duly executed by Purchaser;

(g)               A certificate, dated as of the date of Closing, stating that the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all material respects as of the Closing Date; and

(h)               Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement.

Section 10.3        Seller's Closing Obligations.  At the Closing, Seller will deliver to Purchaser the following documents:

(a)                   A special warranty deed in the form attached as Exhibit L (the “Deed”), duly executed and acknowledged by Seller, in proper form for recording with the office of the Washington D.C. Recorder of Deeds, conveying to Purchaser fee simple title to the Real Property and the Improvements free from all Encumbrances other than the Approved Title Conditions;

(b)               An original blanket assignment and bill of sale in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller, assigning and conveying to Purchaser title to the Personal Property (subject to such changes to the Personal Property as are permitted under Section 7.1(d) above);

(c)                A counterpart original of an assignment and assumption of Seller’s interest, as lessor, in the Leases and Security Deposits in the form attached hereto as Exhibit B (the “Assignment of Leases”), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title and interest, as lessor, in and to the Leases and Security Deposits;

(d)               A counterpart original of an assignment and assumption of all of Seller’s right, title and interest in and to the Service Contracts, but only to the extent that same are assignable, and, to the extent assignable, the Licenses and Permits in the form attached hereto as Exhibit A (the "Assignment"), duly executed by Seller, conveying and assigning to Purchaser all of Seller’s right, title, and interest, if any, in and to the assignable Service Contracts and Licenses and Permits;

(e)                The Tenant Notice Letters, duly executed by Seller;

(f)                Copies of the relevant organization documents of Seller (including its managing member and beneficial owners, if applicable) evidencing Seller’s authority to enter into this Agreement, the Seller's Documents and to consummate the transactions contemplated hereby and thereby and incumbency, and specimen signatures of each person executing this Agreement and the Seller's Documents on behalf of Seller, certified by an officer or authorized person of Seller;

(g)               A certificate in the form attached hereto as Exhibit H (“Certificate as to Foreign Status") certifying that Seller’s Owner is not a "foreign person" as defined in Section 1445 of the Code;

(h)               To the extent in Seller’s possession or under its control, all original Leases and  Service Contracts;

(i)                 A certificate, dated as of the date of Closing, stating that the representations and warranties of Seller contained in Section 8.1 are true and correct as of the Closing Date, with modifications to reflect (i) new Leases and/or Service Contracts or terminations of or amendments to Leases and/or Service Contracts that are either permitted or otherwise consented to by Purchaser pursuant to Article VII, (ii) non-material changes to the representations and warranties in Sections 8.1(e), 8.1(j), 8.1(k), 8.1(o) (but only with respect to any new Leasing Commission Agreements entered into in connection with new Leases or amendments to Leases, in each case, that are either permitted or otherwise consented to by Purchaser pursuant to Article VII), and 8.1(p) (but only if such non-material changes to 8.1(p) would not impose any liability on Purchaser), and 8.1(q), and/or (iii) material changes that Purchaser is waiving as conditions precedent to Closing;

(j)                 The Lease Schedule updated to show any changes, to Seller’s Knowledge, dated as of no more than five (5) Business Days prior to the Closing Date, and certified by an officer or authorized person of Seller to be true, accurate and correct in all material respects;

(k)               Such affidavits or other instruments duly executed and acknowledged by Seller as the Title Company shall reasonably require in order to omit from the Title Policy all exceptions for judgments, penalties, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name;

(l)                              Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(m)             All real property transfer tax returns required under applicable Law in connection with the sale of the Real Property duly signed and sworn to, if necessary, by Seller;

(n)               All Tenant correspondence files and all books and records necessary to reconcile Tenant Operating Expenses, unless previously delivered by Seller to Purchaser;

(o)               A complete set of keys for the Improvements including leased spaces to the extent in Seller’s possession or control;

(p)               All equipment operating manuals and all Warranties in any way relating to the Property, if any, in Seller’s possession or subject to its control;

(q)               All Licenses and Permits, entitlements and plans and specifications, if any, related to the Property to the extent that same are transferrable and in the possession of Seller or subject to its control;

(r)                 Copies of current real estate tax assessment notices and bills relating to the Real Property;

(s)                Copies of all environmental and physical condition reports (including all Phase I, Phase II, Americans with Disabilities Act (ADA) and soil reports for the Property, as available) in Seller’s possession or control unless previously delivered by Seller to Purchaser;

(t)                 Copies of any plans and specifications for the Property in Seller’s possession or under its control;

(u)               A Counterpart of the Closing Statement, duly executed by Seller; and

(v)               Such other instruments and documents, in form and substance reasonably satisfactory to Seller, Purchaser and/or the Title Company, as may be reasonably necessary to effect the Closing and the transaction contemplated by this Agreement.

Section 10.4        Prorations.

(a)                   Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day preceding the Closing Date (the “Proration Time”), the following (collectively, the “Proration Items”):

(i)                 Rents, in accordance with Section 10.4(c) below.

(ii)               Cash Security Deposits and any prepaid rents, together with interest required to be paid thereon.

(iii)             Utility charges payable by Seller, including, without limitation, electricity, water charges and sewer charges.  If there are meters on the Property, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing Date, and a per diem adjustment shall be made for the days between the meter reading date and the Closing Date based on the most recent meter reading.  Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills.  Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for any deposits with the utility providers.

(iv)             Amounts payable under the Service Contracts.

(v)               Real estate taxes due and payable for the calendar year for the Real Property and Improvements.  If the Closing Date shall occur before the Tax rate is fixed, the apportionment of real estate Taxes shall be upon the basis of the Tax rate for the preceding year applied to the latest assessed valuation.  If, subsequent to the Closing Date, real estate Taxes (by reason of change in either assessment or rate or for any other reason other than as a result of the final determination or settlement of any Tax appeal) for the Real Property and/or Improvements should be determined to be higher or lower than those that are apportioned, a new computation shall be made, and Seller agrees to pay Purchaser any increase shown by such recomputation and vice versa; provided, however, to the extent that any increase in the assessed value of the Real Property and/or Improvements results from improvements made to the Property by Purchaser, then Purchaser shall be solely responsible for any increase in Taxes attributable thereto.  With respect to Tax appeals, any Tax refunds or credits attributable to Tax years prior to the Tax year in which the Closing occurs shall belong solely to Seller, regardless of whether such refunds are paid or credits are given before or after Closing.  Any Tax refunds or credits attributable to the Tax year in which the Closing occurs shall be apportioned between Seller and Purchaser based on their respective periods of ownership in such Tax year.  The expenses of any Tax appeals shall be apportioned between the parties in the same manner as the refunds and/or credits.  The provisions of this Section 10.4(a)(v) shall survive the Closing.

(vi)             The value of fuel stored at the Property, at Seller’s most recent cost, including Taxes thereon, on the basis of a reading made within ten (10) days prior to the Closing by Seller’s supplier.

(b)               Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time.  The estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser prior to the Closing Date (the "Closing Statement").  The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and may be delivered electronically.  The prorations shall be paid at Closing by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing.  If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser.  No prorations will be made in relation to insurance premiums, and Seller's insurance policies will not be assigned to Purchaser.

(c)                Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rental previously paid to or collected by Seller and attributable to any period following the Proration Time.  After the Closing, Seller will cause to be paid or turned over to Purchaser all Rental, if any, received by Seller after Closing and attributable to any period following the Proration Time.  “Rental”  as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant's proration share of building operation and maintenance costs and expenses as provided for under the Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, vending machine receipts and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property.  “Delinquent Rental”, as used herein, means any Rental which was due prior to the Closing Date, for which payment thereof has not been made on or before the Proration Time.  Delinquent Rental will not be prorated.  Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rental, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to pursue legal action to enforce collection of any such amounts owed to Seller by any Tenant.  All sums collected by Purchaser from and after Closing from each Tenant (excluding tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(e) below) will be applied first to the month of Closing, then to current amounts owed by such Tenant to Purchaser and then delinquencies owed by such Tenant to Seller.  Any sums due Seller will be promptly remitted to Seller by Purchaser.

(d)               At the Closing, Seller shall deliver to Purchaser a list of additional rent, however characterized, under each Lease, including without limitation, real estate taxes, electrical charges, utility costs and operating expenses (collectively, “Operating Expenses”) billed to Tenants for the calendar year in which the Closing occurs (both on a monthly basis and in the aggregate), the basis on which the monthly amounts are being billed and the amounts incurred by Seller on account of the components of Operating Expenses for such calendar year.  Upon the reconciliation by Purchaser of the Operating Expenses billed to Tenants, and the amounts actually incurred for such calendar year, Seller and Purchaser shall be liable for overpayments of Operating Expenses, and shall be entitled to payments from Tenants, as the case may be, on a pro-rata  basis based upon each party's period of ownership during such calendar year.

(e)                With respect to specific billings to Tenants for tenant work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser after the Closing Date but relate to the foregoing specific services rendered by Seller prior to the Proration Time, then notwithstanding anything to the contrary contained herein, Purchaser shall cause the first amounts collected from such Tenant to be paid to Seller on account thereof.

(f)                   At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of any then unpaid tenant improvement allowances under (i) Article 3.4 of that certain Fourth Amendment to Lease with Brooks Brothers Group, Inc., as tenant, dated October 7, 2013, and (ii) Article 3.5 of that certain Second Amendment to Lease with Police Foundation, as tenant, dated March 31, 2010.  Notwithstanding any provision of this Section 10.4 to the contrary, Purchaser will be solely responsible for any leasing commissions, tenant improvement costs or other expenditures (for purposes of this Section 10.4(f), "New Leasing Costs") that are or will be incurred in connection with any (i) Lease amendments, renewals and/or expansions entered into on or after the Effective Date in accordance with Section 7.1(a) above, or, if pursuant to an option, exercised on or after the Effective Date, and/or (ii) new leases entered into on or after the Effective Date in accordance with Section 7.1(a) above. Purchaser will pay to Seller at Closing, in addition to the Purchase Price, an amount equal to any New Leasing Costs paid by Seller.

(g)               The provisions of this Section 10.4 shall survive the Closing for twelve (12) months.

Section 10.5        Costs of Title Company and Closing Costs.  Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:

(a)                   Seller shall pay (i) Seller’s attorney’s fees; and (ii) the cost of discharging any Title Defects that Seller is obligated to discharge pursuant to the terms and conditions of this Agreement.

(b)               Purchaser shall pay (i) Purchaser’s attorney's fees; (ii) the costs of Purchaser’s Due Diligence with respect to the Property, including but not limited to the cost of the Updated Survey; (iii) the costs of recording the Deed and all other documents, except for discharges of any Title Defects that Seller is obligated to discharge pursuant to the terms and conditions of this Agreement; (iv) all premiums and other costs in connection with obtaining the Title Policy, any mortgagee title insurance policy that Purchaser desires to obtain (the “Mortgagee Title Policy”) and any additional coverage or endorsements or deletions (including, without limitation, the deletion of the survey exception) to the Title Policy and/or Mortgagee Title Policy that are desired by Purchaser; (v) any escrow fees; (vi) all costs and expenses incurred in connection with the IPO; (vii) all costs and expenses incurred in connection with the Mortgage Loan; and (viii) all costs and expenses in connection with transferring any Warranties to Purchaser.

(c)                   All transfer, registration, stamp, documentary, sales, use and similar taxes and (including all applicable real estate transfer or gains taxes) incurred in connection with the consummation of the transaction contemplated by this Agreement shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.  Seller and Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(d)               Any other costs and expenses of Closing not provided for in this Section 10.5 shall be allocated between Purchaser and Seller in accordance with the custom in the area in which the Property is located.

Section 10.6        Post-Closing Delivery of Tenant Notice Letters.  Promptly following Closing, Purchaser will deliver to each Tenant a Tenant Notice Letter, as described in Section 10.2(e).

Section 10.7        Like-Kind Exchange.  Purchaser hereby acknowledges that Seller may now or hereafter desire to enter into a partially or completely nontaxable exchange (a “Section 1031 Exchange”) involving the Property (and/or any one or more of the properties comprising the Property) under Section 1031 of the  Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.  In connection therewith, and notwithstanding anything herein to the contrary, Purchaser shall cooperate with Seller and shall take, and consent to Seller taking, any action in furtherance of effectuating a Section 1031 Exchange (including, without limitation, any action undertaken pursuant to Revenue Procedure 2000-37, 2000-40 IRB, as may hereafter be amended or revised (the “Revenue Procedure”)), including, without limitation, (a) permitting Seller or an “exchange accommodation titleholder” (within the meaning of the Revenue Procedure) (“EAT”) to assign, or cause the assignment of all of Seller’s rights hereunder with respect to any or all of the Property to a “qualified intermediary” (as defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) (a “QI”); (b) permitting Seller to assign all of Seller’s rights hereunder with respect to any or all of the Property and/or to convey, transfer or sell any or all of the Property, to (i) an EAT; (ii) any one or more limited liability companies (“LLCs”) that are wholly-owned by an EAT; or (iii) any one or more LLCs that are wholly-owned by Seller and/or any affiliate of Seller and to thereafter permit Seller to assign its interest in such one or more LLCs to an EAT; and (c) pursuant to the terms of this Agreement, having any or all of the Property conveyed by an EAT or any one or more of the LLCs referred to in (b)(ii) or (b)(iii) above, and allowing for the consideration therefor to be paid by an EAT, any such LLC or a QI; provided, however, that Purchaser shall not be required to delay the Closing; and provided  further  that in connection therewith, and notwithstanding anything herein to the contrary, Purchaser agrees to provide reasonable cooperation requested by the Seller in implementing any such assignment and Section 1031 Exchange, including the execution of any necessary documentation in connection therewith and/or, where applicable, the payment of the Purchase Price to a facilitator identified by the Exchange Party; provided, however, that  (x) such cooperation shall not entail any additional costs, expenses or liabilities to the Purchaser beyond its existing obligations under this Agreement, and Seller shall reimburse Purchaser upon demand, for any costs, expenses and/or liabilities incurred by Purchaser relating to the Section 1031 Exchange, (y) that no Section 1031 Exchange shall delay the Closing, and Purchaser shall not be obligated to expend any monies or incur any costs, and (z) Seller shall provide whatever safeguards are reasonably requested by Purchaser, and not inconsistent with Seller’s desire to effectuate a Section 1031 Exchange involving any of the Property, to ensure that all of Seller’s obligations under this Agreement shall be satisfied in accordance with the terms thereof.

ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.1        Casualty.  If, prior to the Closing Date, the Real Property and Improvements or any portion thereof is destroyed or damaged by fire or other casualty, Seller will promptly notify Purchaser of such casualty.  In such event, if the reasonably estimated cost to repair or replace the damaged or destroyed portions of the Property exceeds five percent (5%) of the Purchase Price (a “Significant Casualty”), then Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days of receipt of  notice of the casualty along with repair or restoration estimates,  and, if so terminated, neither party shall have any obligations to the other hereunder except for the Termination Surviving Obligations.  In the event that Purchaser does not terminate this Agreement pursuant to the preceding sentence or the portion that is destroyed or damaged is less than a Significant Casualty, then (a) at Closing, Seller shall assign and turn over to Purchaser Seller’s insurance proceeds net of reasonable collection costs (or if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty up to the amount of the Purchase Price, (b) Seller will not be obligated to repair such damage or destruction, and (c) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against the Purchase Price for any insurance deductible amount. In the event Seller elects to perform any repairs as a result of a casualty, Seller will be entitled to deduct its costs and expenses from any amount to which Purchaser is entitled under this Section 11.1, which right shall survive the Closing.

Section 11.2        Condemnation of Property.  In the event of any condemnation or sale in lieu of condemnation of all or any portion of the Property prior to the Closing, Purchaser shall have the right to terminate this Agreement and, if so terminated by Purchaser, neither party shall have any obligations to the other hereunder except for the Termination Surviving Obligations. In the event that  Purchaser does not terminate this Agreement pursuant to the preceding sentence, then, at Closing, Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Purchaser will take title to the Property together with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price.  Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 11.2, then neither Seller nor Purchaser shall have any further obligation under this Agreement, except for the Termination Surviving Obligations.  Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Purchaser shall not be entitled to terminate this Agreement as to any part of the Property, but Seller shall assign any award resulting therefrom to Purchaser at Closing and such award shall be the exclusive property of Purchaser upon Closing.

ARTICLE XII

CONFIDENTIALITY AND EXCLUSIVITY

Section 12.1     Confidentiality. Seller and Purchaser each expressly acknowledge and agree that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same shall be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, no information obtained by Purchaser in connection with the Property will be disclosed by Purchaser to any third persons without the prior written consent of Seller.  Nothing contained in this Article XII shall preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein pursuant to advice of counsel.  In addition, prior to or after the Closing, any release to the public of information, unless otherwise permitted under this Section 12.1, with respect to the sale contemplated herein or any matters set forth in this Agreement shall be made only in a form approved by Purchaser and Seller and their respective counsel, which approval shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary contained in this Agreement, Seller acknowledges and agrees that ETRE REIT and its affiliates shall be permitted to disclose the transaction contemplated by this Agreement, the terms, conditions, and negotiations concerning the same and information relating to the Property in connection with the IPO and in filings with the Securities and Exchange Commission (the "SEC") in connection therewith. Seller agrees to use commercially reasonable efforts to assist Purchaser and ETRE REIT in connection with the information regarding the Property to be included in such SEC filings and to use commercially reasonable efforts to provide access to Sellers’ information reasonably required in connection thereto. In that regard, Seller acknowledges that Series A-1 of ETRE REIT will be required after the Closing Date to comply with certain periodic reporting requirements of the SEC in respect of the Series A-1 of ETRE REIT, the Property and the transaction contemplated by this Agreement; accordingly, Seller agrees to use commercially reasonable efforts to comply with the provisions set forth in Exhibit I  attached hereto and made a part hereof in order to facilitate such compliance, provided that, notwithstanding anything contained in this Agreement or in Exhibit I  to the contrary, it is understood and agreed that Sellers will not be exposed to any liability on account thereof.

Section 12.2        Exclusivity.  From the Effective Date through April 17, 2014, neither Seller nor any of its direct or indirect subsidiaries, affiliates, members, shareholders, managers, directors, officers, employees, representatives or agents will directly or indirectly solicit, encourage, discuss or negotiate with any other person a possible investment in, acquisition of or master lease transaction relating to the Property, regardless of whether such transaction takes the form of a sale of membership or other equity interests, or a joint venture, merger, dissolution, liquidation, reorganization, recapitalization, consolidation, asset sale or otherwise.

Section 12.3        Survival.  The provisions of this Article XII will survive the Closing or any termination of this Agreement.

ARTICLE XIII

REMEDIES

Section 13.1        Default by Seller.  In the event the Closing of the transaction contemplated hereby does not occur on the Scheduled Closing Date as herein provided by reason of any default of Seller, and Seller fails to cure such default within ten (10) days after receipt of written notice of such default from Purchaser, then Purchaser may, as Purchaser’s sole and exclusive remedy, elect by written notice to Seller, either of the following: (a) terminate this Agreement, in which event Seller shall promptly reimburse Purchaser for all of its reasonable out of pocket costs and expenses incurred in connection with this transaction, including but not limited to reasonable attorneys’ fees and expenses, and Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; or (b) seek to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder.  Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder.  Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the district in which the Property is located on or before forty-five (45) days following the Scheduled Closing Date. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser's remedies at law, in equity or as herein provided in pursuing remedies for a breach by Seller of any of the Closing Surviving Obligations or the Termination Surviving Obligations.

Section 13.2        Default by Purchaser.  In the event the Closing and the consummation of the transactions contemplated herein do not occur on the Scheduled Closing Date as provided herein by reason of any default of Purchaser, and Purchaser fails to cure such default within ten (10) days after receipt of written notice of such default from Seller, then Seller may terminate this Agreement by written notice to Purchaser, in which event, Purchaser shall promptly reimburse Seller for all of its out of pocket costs and expenses incurred in connection with this transaction, including but not limited to reasonable attorneys’ fees and expenses, Seller shall have all other rights and remedies available to Seller at law or in equity as a result of such breach, including the right to bring suit for damages (other than consequential or punitive damages), and Purchaser will continue to be liable under this Agreement for  the Termination Surviving Obligations.

ARTICLE XIV

NOTICES

Section 14.1        Notices.

(a)                   All notices or other communications required or permitted hereunder shall be in writing, and shall be given by any nationally recognized overnight delivery service with proof of delivery, or by facsimile transmission (provided that such facsimile is confirmed by the sender by expedited delivery service in the manner previously described), sent to the intended addressee at the address set forth below, or to such other addresses or to the attention of such other persons as the addressee will have designated by written notice sent in accordance herewith. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Purchaser:           c/o ETRE Financial LLC                                                                                                                                44 Wall Street
                                    New York, NY 10005
                                    Attn.: Jesse Stein

                        (212) 388-6850 ext.2 (tele.)
                                    (646) 349-1980 (fax)

with a copy to:            Jay L. Bernstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
212 878-8527 (tele.)
(212) 878-8375 (fax)

If to Seller:                  c/o Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837-2206

                                    with separate notices to the attention of:

                                    Mr. Mitchell E. Hersh
(732) 590-1040 (tele.)
(732) 205-9040 (fax)

                        and

                        Gary T. Wagner, Esq.
                                    (732) 590-1516 (tele.)
                                    (732) 205-9015 (fax)

with a copy to:                        Daniel J. Wagner, Esq.
                                    at the same address

                        (732) 590-1053 (tele.)
                                    (732) 205-9015 (fax)

If to Escrow Agent:    Old Republic National Title Insurance Company

                                    331 Madison Avenue, 9th Floor

                                    New York, NY 10017

                                    Attn: Al Stork
(212) 559-1300 (tele.)
(212) 983-2791 (fax)

(b)               Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first Business Day following such dispatch and (ii) facsimile transmission as aforesaid shall be deemed given at the time and on the date of machine transmittal provided same is sent and confirmation of receipt is received by the sender prior to 4:00 p.m. (EST) on a Business Day (if sent later, then notice shall be deemed given on the next Business Day).  Notices may be given by counsel for the parties described above, and such notices shall be deemed given by said party for all purposes hereunder.

ARTICLE XV

ASSIGNMENT

Section 15.1        Assignment: Binding Effect.  Purchaser shall not have the right to assign this Agreement except to a newly formed Delaware limited liability company controlled, directly or indirectly, by Purchaser.

ARTICLE XVI

BROKERAGE

Section 16.1        Brokers.  Jones Lang LaSalle (“JLL”) has been retained by Seller as its broker in this transaction.  Except for Seller’s retention of JLL, neither Seller nor Purchaser has retained any broker or agent in connection with this transaction.   Seller hereby acknowledges

that Purchaser is not responsible for, and agrees to indemnify, defend and hold Purchaser harmless from and against, any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which Purchaser may sustain, incur or be exposed to by reason of any claim for a commission made by JLL in connection with this transaction.  Purchaser and Seller represent that they have not dealt with any brokers, finders or salesmen in connection with this transaction other than JLL, and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party.  Purchaser has retained JLL as its due diligence consultant in connection with this transaction.  Purchaser hereby acknowledges that Seller is not responsible for, and agrees to indemnify, defend and hold Seller harmless from and against, any and all loss, cost, damage, liability or expense, including reasonable attorneys’ fees, which Seller may sustain, incur or be exposed to by reason of any claim for fees made by JLL in connection with its due diligence consulting services in this transaction. The provisions of this Article XVI will survive any Closing or termination of this Agreement.

ARTICLE XVII

MISCELLANEOUS

Section 17.1        Waivers.  No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein.  No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 17.2        Recovery of Certain Fees.  In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover certain fees from the other party including all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term "attorneys’ fees" or "attorneys’ fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.  The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

Section 17.3        Construction.  Headings at the beginning of each Article and Section are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa.  This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement.  In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 17.4        Counterparts.  This Agreement may be executed in multiple counterparts, each of which, when assembled to include a signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed Agreement.  All such fully executed counterparts will collectively constitute a single agreement.  The delivery of an executed counterpart of this Agreement via electronic means, such as e-mail or facsimile, shall be as legally binding on the party so delivering same as the delivery of a counterpart bearing an original signature.

Section 17.5        Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.6        Entire Agreement.  This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 17.7        Governing Law.  THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE DISTRICT IN WHICH THE PROPERTY IS LOCATED.  SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY DISTRICT OR FEDERAL COURT SITTING IN THE DISTRICT OF COLUMBIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A DISTRICT OR FEDERAL COURT SITTING IN THE DISTRICT OF COLUMBIA.

Section 17.8        No Recording.  The parties hereto agree that neither this Agreement nor any affidavit or memorandum concerning it will be recorded, and any recording of this Agreement or any such affidavit or memorandum by Purchaser will be deemed a material default by Purchaser hereunder.

Section 17.9        Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 17.10    Exhibits and Schedules.  The following sets forth a list of Exhibits and Schedules to the Agreement:

            Exhibit A -      Assignment

            Exhibit B -      Assignment of Leases

            Exhibit C -      Bill of Sale

            Exhibit D -      Legal Description of Real Property

            Exhibit E -       Service Contracts

            Exhibit F-1 -    Lease Schedule

            Exhibit F-2 -    Security Deposits

            Exhibit F-3 -    Arrearage Schedule

            Exhibit G -      Tenant Estoppel

            Exhibit H -      Certificate as to Non-Foreign Status

            Exhibit I -        Audit Inquiry and SEC Compliance

            Exhibit J -        Personal Property

            Exhibit K-       Leasing Commission Agreements

            Exhibit L -       Deed

Section 17.11    No Partnership.  Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 17.12    [Intentionally Omitted.]

Section 17.13    Discharge of Obligations.    The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive the Closing.

Section 17.14 Asbestos.  Purchaser acknowledges that it has received copies of Seller’s Asbestos-Containing Material Operations and Maintenance Plan, dated July 2007, prepared by URS Corporation, and Asbestos-Containing Material Operations and Maintenance Plan Addendum, dated August 2008, prepared by URS Corporation.

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement as of the Effective Date.

                                                                        PURCHASER:

                                                                        ETRE Property A-1, LLC, a Delaware limited                                                                           liability company

By:

Name:

Title:

SELLER:

                                                                        M-C CAPITOL ASSOCIATES L.L.C.

By: Mack-Cali Property Trust, sole member

By: ________________________

       Mitchell E. Hersh

                                                                   President and Chief Executive Officer

As to Section 3.3 and Article IV only:

ESCROW AGENT:

Old Republic National Title Insurance Company

By:_____________________________

Name:___________________________

Title:____________________________